EXHIBIT 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax	News Release
www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves (212) 621-8684 robert.grieves@ace-ina.com

ACE LIMITED REPORTS RECORD SECOND QUARTER NET INCOME OF $467 MILLION;

INCOME EXCLUDING NET REALIZED GAINS (LOSSES) INCREASES 13% TO $443 MILLION;

NET INVESTMENT INCOME INCREASES 26% TO $305 MILLION

HAMILTON, Bermuda – July 25, 2005 — ACE Limited (NYSE: ACE) today reported net income for the second quarter ended June 30, 2005 of $467 million or $1.58 per ordinary share after payment of preferred dividends, compared with net income of $423 million or $1.44 per share for the same quarter last year. Income excluding net realized gains (losses) after tax for the second quarter was $443 million, or $1.50 per share, compared with $391 million or $1.33 per share for the same quarter a year ago.(1)

Second Quarter Summary

(in millions, except per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
	Restated			Restated

Net income	$467	$423	10%	$1.58	$1.44	10%

Net realized gains, net of tax	24	32	—	0.08	0.11	—

Income excluding net realized gains, net of tax (1)	$443	$391	13%	$1.50	$1.33	13%

Net income for the first six months of 2005 was $904 million or $3.06 per share, compared with $877 million or $3.00 per share for the first six months of 2004. For the first six months of 2005, income excluding net realized gains (losses) after tax was $898 million or $3.04 per share, compared with $809 million or $2.76 per share for the same period of 2004.(1)

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Six Months

(in millions, except per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
	Restated			Restated

Net income	$904	$877	3%	$3.06	$3.00	2%

Net realized gains, net of tax	6	68	—	0.02	0.24	—

Income excluding net realized gains, net of tax (1)	$898	$809	11%	$3.04	$2.76	10%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “This was an excellent quarter for ACE, highlighted by record net income and strong operating income. Shareholders’ equity exceeded $10 billion – a milestone – and reflects our continued and growing balance sheet strength. The quality of our earnings was excellent, with P&C underwriting income and investment income each contributing approximately 50 percent to our operating income for the quarter. Revenue growth slowed in line with market conditions. We are maintaining discipline, and our growth reflects that.”

Second quarter operating highlights were as follows:

•	P&C net premiums earned increased 7% over the prior year’s quarter
•	The P&C combined ratio was 90.4% for the quarter compared with 89.1% a year ago
•	Operating cash flow amounted to $1.1 billion for the quarter
•	Invested assets increased by $1.1 billion from March 31, 2005
•	Net investment income increased 26% to $305 million compared to prior year’s quarter
•	Shareholders’ equity increased 5% to $10.5 billion from March 31, 2005
•	Tangible equity rose to $7.8 billion, a gain of 7% from March 31, 2005
•	Debt to total capital ratio improved to 15.5% from 16.1% at March 31, 2005
•	Return on equity for the quarter was 17.9%; excluding FAS 115 it was 18.7% (2)
•	Diluted book value per share as of June 30, 2005 was $34.28 (3)

Financial results for the quarter by business segment compared with prior year’s results follow. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 6% for the quarter and the combined ratio was 90.1%.

•	Insurance-Overseas General: Net premiums written declined 3% for the quarter and the combined ratio was 89.7%.

•	Global Reinsurance: Net premiums written were flat for the quarter. This segment had a combined ratio of 80.2%.

•	Financial Services: Income excluding net realized gains (losses) was $49 million for the quarter.

All amounts included herein for prior periods have been adjusted to reflect the previously reported restatements.

Please refer to the ACE Financial Supplement June 30, 2005, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on

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reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_june_30_2005.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its second quarter 2005 earnings conference call and webcast on Tuesday, July 26, 2005 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (within the United States) or 973-582-2734 (international). Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from Tuesday, July 26, 2005 until Friday, August 26, 2005. To listen to the replay dial 877-519-4471 (in the United States) or 973-341-3080 (international); passcode 5826870.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and the tax effect of net realized gains (losses) is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholder’s equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measure on page 27 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2Calculated using income excluding net realized gains (losses).

3Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements, such as its statements regarding growth, could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, internal investigation developments, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited Summary Consolidated Balance Sheets (in millions of U.S. dollars, except per share data) (Unaudited)
	June 30 2005	Restated December 31 2004
Assets
Total investments	$28,897	$27,048
Cash	651	507
Insurance and reinsurance balances receivable	3,728	3,255
Reinsurance recoverable	14,432	14,887
Other assets	10,412	10,556

Total assets	$58,120	$56,253

Liabilities
Unpaid losses and loss expenses	$32,101	$31,483
Unearned premiums	6,457	5,983
Other liabilities	9,066	8,944

Total liabilities	$47,624	$46,410

Shareholders’ equity
Total shareholders’ equity	$10,496	$9,843

Total liabilities and shareholders’ equity	$58,120	$56,253

Diluted book value per ordinary share (3)	$34.28	$32.50

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ACE Limited Summary Consolidated Financial Data (in millions of U.S. dollars, except share, per share data, and ratios) (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
		Restated		Restated
	2005	2004	2005	2004
Gross premiums written	$4,213	$4,042	$8,756	$8,460
Net premiums written	2,909	2,861	6,275	6,081
Net premiums earned	2,921	2,782	5,798	5,370

Losses and loss expenses	1,844	1,726	3,633	3,255
Life and annuity benefits	(37	44	72	86
Policy acquisition costs	429	396	817	761
Administrative expenses	316	304	652	622

Underwriting income(1)	295	312	624	646

Net investment income	305	243	590	491
Net realized gains (losses)	32	42	18	99
Interest expense	43	46	85	90
Other (income) expense	(6)	(1)	(11)	16
Income tax expense	128	129	254	253

Net income	467	423	904	877
Preference shares dividend	(11)	(11)	(22)	(22)

Net income available to holders of ordinary shares	$456	$412	$882	$855

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.50	$1.33	$3.04	$2.76
Net income	$1.58	$1.44	$3.06	$3.00

Weighted average diluted shares outstanding	288,451,164	285,371,164	288,172,519	285,037,944

Loss and loss expense ratio	64.4%	63.2%	63.9%	61.8%
Policy acquisition cost ratio	14.8%	14.3%	14.2%	14.2%
Administrative expense ratio	11.0%	11.2%	11.4%	11.8%
Combined ratio	90.2%	88.7%	89.5%	87.8%

Ratios exclude life reinsurance business

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ACE Limited Consolidated Supplemental Segment Information (in millions of U.S. dollars) (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
		Restated		Restated
	2005	2004	2005	2004

Gross Premiums Written
Insurance—North American	$2,344	$2,102	$4,494	$4,007
Insurance—Overseas General	1,428	1,501	3,064	3,174
Global Reinsurance*	426	424	1,020	1,052
Financial Services	15	15	178	223

Total	$4,213	$4,042	$8,756	$8,460

Net Premiums Written
Insurance—North American	$1,412	$1,330	$2,837	$2,541
Insurance—Overseas General	1,062	1,098	2,257	2,276
Global Reinsurance*	420	420	1,005	1,043
Financial Services	15	13	176	221

Total	$2,909	$2,861	$6,275	$6,081

Net Premiums Earned
Insurance—North American	$1,319	$1,178	$2,604	$2,185
Insurance—Overseas General	1,081	1,069	2,169	2,088
Global Reinsurance*	429	401	843	784
Financial Services	92	134	182	313

Total	$2,921	$2,782	$5,798	$5,370

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$187	$159	$395	$311
Insurance—Overseas General	146	103	305	216
Global Reinsurance*	128	123	245	248
Financial Services	49	58	90	143
Corporate	(67)	(52)	(137)	(109)

Total	$443	$391	$898	$809

* Includes both property and casualty reinsurance and life reinsurance

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